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MULDOON, MURPHY & FAUCETTE


                                   CONSENT


     We hereby consent to the references to this firm and our opinions in: the Registration Statement on Form S-1 filed by First Bancorp of Indiana, Inc.
(the "Company"), Evansville, Indiana, and all amendments thereto; in the Form H-(e)1 for the Company, and all amendments thereto; and in the Application for Conversion on Form AC filed by First Federal Savings Bank (the "Bank"), and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to the Company, a holding company formed for such purpose, and the offering of the Company's common stock.


                                 /s/ MULDOON, MURPHY & FAUCETTE
                                 MULDOON, MURPHY & FAUCETTE



Dated this 11th day of
December, 1998